Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

China Qinba Pharmaceuticals Co., Ltd.

We hereby consent to the inclusion in this Registration Statement on Form S-1 for China Qinba Pharmaceuticals, Inc. of our report dated August 14, 2008, relating to the financial statements of Xi’an Qinba Pharmaceuticals Co., Ltd. as of December 31, 2007 and 2006 and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007, which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Morgernstern, Svoboda & Baer, CPA’s P.C.

Morgenstern, Svoboda & Baer, CPA’s P.C.

December 31, 2008